Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of January 1, 2012 the “Effective Date”, by and between Piper Jaffray Companies, a Delaware corporation (the “Company”), and Brien M. O’Brien, a resident of the State of Illinois (“Employee”).

RECITALS

A.	The Company is a leading, international investment bank and institutional securities firm providing a broad set of products and services, including, among other things, asset management services.

B.	Employee currently serves as the head of the Company’s asset management business, and is responsible for performance of the Company’s affiliates Advisory Research, Inc. (“ARI”) and Fiduciary Asset Management, Inc. (“FAMCO”), but not Piper Jaffray Investment Management, Inc. or other investment management or similar activities currently conducted outside of ARI or FAMCO (ARI and FAMCO together, the “Business”).

C.	The Company desires to align Employee’s incentives with the interests of Company shareholders to drive growth in the Company’s Business.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Employment.

1.1.	Continued Employment.

The Company agrees to continue to employ Employee as Chairman and Chief Executive Officer of ARI and Head of Asset Management of the Company, and Employee agrees to continue in the employ of the Company, all in accordance with the terms and conditions of this Agreement.

1.2.	Duties of Employee.

Subject to this Agreement, the Employee shall be the senior most executive associated with the Business and, in such capacity, shall be responsible for managing the day-to-day operations of the Business and shall report directly and exclusively to the Chief Executive Officer. Employee shall perform those additional duties from time to time designated by the Company’s chief executive officer and additional duties shall be generally consistent with the duties customarily performed by individuals acting in a like capacity.

Employee agrees that during the term hereof, his “full-time” employment hereunder shall be his sole employment, that he will serve the Company diligently and faithfully and shall devote such of his time, skill, effort and energy as may reasonably be required to fulfill his responsibilities hereunder during business hours customary for individuals employed at the level and in the capacity of Employee. Employee shall act in a professional manner at all times during his employment by the Company. During the Term (as defined below), the Employee shall be entitled to serve as a member of the board of directors of a reasonable number of companies (including, without limitation those boards on which Employee serves on the date hereof); to serve on civic, charitable, educational, religious, public interest or public service boards; and to manage the Employee’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Employee’s duties and responsibilities hereunder.

2.	Term of Agreement.

2.1.	Term; Notice of Early Termination.

This Agreement is effective as of the date first above written (the “Effective Date”) and will continue in effect until the third anniversary of the Effective Date (the “Expiration Date”), unless earlier terminated pursuant to the terms and conditions of this Agreement. In circumstances that do not involve a termination of Employee for Cause (as defined in Section 2.3 below), a resignation by Employee with Good Reason (as defined in Section 2.4 below), or a resignation by Employee in order to retire and do something other than participate in any actitivity that is directly competitive with the Business and Employee does in fact retire and do something other than participate in an activity that is directly competitive with the Business for no less than five months, either party may terminate this Agreement before the Expiration Date by providing written notice (“Termination Notice”) to the other party of an earlier termination date that is five (5) calendar months from the date the Termination Notice is provided to the other party. In circumstances where the Company terminates Employee for Cause, then the termination shall be effective immediately, except as limited by the opportunity to cure which must be provided as set forth in subdivision (ii) of Paragraph 2.3 below. In circumstances where the Employee resigns with Good Reason, then the five month notice period is not required but the Employee must give the Company written notice of his intention to resign for Good Reason and an opportunity to cure as set forth in Paragraph 2.4 below . In a circumstance where the Employee is resigning without Good Reason in order to retire to do something other than participate in any activity that is directly competitive with the Business for a period of no less than five months, then the five months notice period is not required but Employee agrees to provide the Company with written notice of his intention to retire (which may be effective immediately) and refrain from engaging in any activity that is directly competitive with the Business for a period of no less than five months. The period from the Effective Date to the expiration or termination of this Agreement shall be referred to as the “Term.” This Agreement may be extended beyond the Expiration Date only by a writing signed by both the Company and Employee. From and after the date this Agreement is terminated, all obligations of the parties under this Agreement, including but not limited to any payments due to Employee with respect to any quarterly or annual fiscal period ending after the date of termination, shall cease, except for the obligations set forth in Sections 2.3, 2.5, 3 (only with respect to quarterly or annual fiscal periods ended on or before the date of termination, except as specifically provided in Section 3.3) and 4 of this Agreement. If Employee remains employed by the Company after this Agreement has terminated, then his employment will be according to such terms and conditions as the Company may establish from time to time. Notwithstanding anything to the contrary in this Agreement, the Company may terminate Employee’s employment with the Company at any time and for any reason, with or without Cause (as defined in Section 2.3 below), so long as the Company complies with the provisions of this Section 2 with respect to termination of this Agreement. Likewise, the Employee may terminate his employment with the Company at any time and for any reason, with or without Good Reason (as defined in Section 2.4), so long as Employee complies with the provisions of this Section 2 with respect to termination of this Agreement.

2.2.	Transition.

If either party provides a Termination Notice to the other party that complies with Section 2.1, then the Company shall have the right to require Employee to continue as an employee of the Company during the applicable notice period beginning on the date such Termination Notice is provided by either party (the “Transition Period”). During the Transition Period, the Company may require Employee to continue to perform and/or transition the duties and responsibilities of his position, or the Company may limit Employee’s presence on Company premises and contact with personnel, clients and affiliates. Given that he will remain a Company employee, Employee will not perform any services for any other employer during the Transition Period. During the Transition Period, Employee will continue to receive payments in accordance with Section 3 of this Agreement for quarterly and annual fiscal periods completed during the Transition Period, and to participate in all Company benefit plans in which he was participating as of the date of the Termination Notice. The parties may mutually agree to shorten the Transition Period.

2.3.	Termination by Company for Cause.

Notwithstanding anything to the contrary in this Agreement, the Company may terminate both this Agreement and Employee’s employment immediately if he engages in conduct that constitutes “Cause.” For purpose of this Agreement, “Cause” means (i) Employee’s continued failure to substantially perform his duties with the Company or an affiliate after a written demand for substantial performance is delivered to Employee; (ii) Employee’s conviction of a felony or guilty or nolo contendere plea with respect thereto; (iii) Employee’s material violation of any material Company policy, or material industry rule or regulation which, if capable of cure, is not cured within 15 days written notice from the Company; (iv) Employee’s engagement in wilfull conduct or gross negligence that exposes the firm to civil or regulatory liability or significant injury to its repulation; (v) Employee’s engagement in conduct that causes Employee to be Statutorily Disqualified pursuant to Section 15(b) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder; (vi) Employee’s gross or willful misconduct in the performance of his duties hereunder; or (vii) Employee’s failure to abide by any other matieral obligation set forth in this Agreement. If the Company terminates Employee’s employment and this Agreement pursuant to this Section 2.3, then, in addition to any payments due to Employee pursuant to Section 3 with respect to quarterly fiscal periods that have ended on or before the date of termination, Employee will receive a final pro-rated cash payment from the Company equal to the product of (x) the amount that would be payable to Employee pursuant to Section 3.2 if Employee had remained employed through the last day of the Company fiscal quarter during which Employee’s employment was terminated multiplied by (y) a quotient of the number of calendar days Employee was employed during such fiscal quarter divided by the total number of calendar days in such fiscal quarter. The Company will remit such final cash payment to Employee within 45 calendar days after the last day of the corresponding fiscal quarter, or within the first payroll period after the first meeting of the Compensation Committee of the Board of Directors following the fiscal quarter if such meeting occurs on or after the 45th day after the last day of the corresponding fiscal quarter. In any event, such final cash payment will be made to Employee by no later than March 15th of the following calendar year. Employee will not, however, be entitled to any payments under Section 3.3 for the fiscal year in which the Company terminates Employee’s employment pursuant to this Section 2.3, or to any payments under Section 3 for any future fiscal periods.

2.4. Termination by Employee for Good Reason.

Good Reason means (i) any material adverse and actual change during the Term to Employee’s job title, primary job duties, base salary compensation or the methodology used to determine the Quarterly Performance-Based Compensation Opportunity and Annual Performance Based Compensation Opportunity as set forth in Sections 3.2 and 3.3; (ii) any material actions taken by the Company that directly and adversely impact Employee’s ability to generate EBITDA as defined in Section 3.3 (including without limitation any material actions taken by the Company, without Employee’s consent, to move any asset management business outside of the Business, that directly reduces the size of the Business), (iii) any relocation of the Employee’s assigned workplace more than fifteen (15) miles from the Company’s current workplace, or (iv) any material breach of Sections 3 or 6. Employee must provide written notice of his intention to resign for Good Reason, the basis of his decision and not less than a 15- day opportunity for the Company to cure what Employee perceives trigger his right to resign with Good Reason.

2.5.	Termination As Result of Death or Disability.

Notwithstanding anything to the contrary in this Agreement, both this Agreement and Employee’s employment with the Company will terminate immediately upon Employee’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended). Any sums to which Employee has become entitled to under this Agreement up to the date of his death or disability will be paid out to Employee or Employee’s estate.

2.6.	Consulting Agreement.

If Employee’s employment with the Company is terminated by either party for any reason, other than by the Company for Cause, upon the Company’s or the Employee’s request, the other party agrees to enter into negotiations regarding a consulting agreement between the Company and Employee after the date Employee’s employment is terminated, with terms and conditions mutually agreeable to both parties negotiating in good faith.

3.	Compensation.

3.1.	Base Salary and Other Compensation.

Employee will receive an annual base salary of $550,000 prorated and paid on a monthly basis. Employee will not be entitled to participate in any incentive, equity award or other compensation plans or programs offered or available to other executives or employees of the Company, except as described in Sections 3.2, 3.3 and 6 or upon a recommendation of the Company’s chief executive officer that is approved by the Compensation Committee of the Company’s Board of Directors.

3.2.	Quarterly Performance-Based Compensation Opportunity.

Subject to the Company’s obligation to make the pro-rated payment described in Section 2.3, for each fiscal quarter of the Company, beginning with the fiscal quarter ending March 31, 2012, that is completed before the date this Agreement is terminated, Employee will receive a cash payment from the Company equal to 11% of Asset Management EBITDA (as hereinafter defined) for the applicable period. For each of the Company’s first, second and third fiscal quarters, the Company will remit such cash payment to Employee within 45 calendar days after the last day of the corresponding fiscal quarter, or within the first payroll period after the first meeting of the Compensation Committee of the Board of Directors following the fiscal quarter if such meeting occurs on or after the 45th day after the last day of the corresponding fiscal quarter. In any event, such final cash payment will be made to Employee by no later than March 15th of the following calendar year.

3.3.	Annual Performance-Based Compensation Opportunity.

For each fiscal year of the Company, beginning with the fiscal year ending December 31, 2012, that is completed before the date this Agreement is terminated, (i) if total Asset Management EBITDA exceeds $30,000,000 but is less than or equal to $47,000,000 for the applicable fiscal year, then Employee will receive an additional cash payment equal to 7.5% of the (x) Asset Management EBITDA for the fiscal year less (y) $30,000,000; and (ii) if total Asset Management EBITDA exceeds $47,000,000 for the applicable fiscal year, then in addition to the 7.5% payout of EBITDA between $30,000,000 and $47,000,000 described in subdivision (i), Employee will receive a cash payment equal to 9% of the (x) Asset Management EBITDA for the fiscal year less (y) $47,000,000. If Employee is employed through

December 31st of the fiscal year, the Company will remit such cash payment to Employee within 45 calendar days after the last day of the corresponding fiscal year or within the first payroll period after the first meeting of the Compensation Committee of the Board of Directors following the fiscal year if such meeting occurs on or after the 45th day after the last day of fiscal year. In any event, such final cash payment will be made to Employee by no later than March 15th of the following calendar year. Notwithstanding anything to the contrary contained herein, if Employee’s employment terminates for reasons other than “Cause” prior to December 31st of the fiscal year, then Employee will be entitled to a payment under this Section 3.3 on March 15th of the following year so long as the Asset Management EBITDA is at or above $30,000,000 both on the date of Employee’s termination and on December 31st of that year. If the Asset Management EBITDA falls below $30,000,000, between the date of Employee’s termination date and December 31st of that year, then Employee is not entitled to a payment under this Section 3.3. If the Asset Management EBITDA is above $30,000,000 on Employee’s termination date and falls to a number at or above $30,000,000 by December 31st, then Employee will be entitled to a payment based on the Asset Management EBITDA on December 31st.

3.4.	Determination of Asset Management EBITDA

The Company shall calculate the Asset Management EBITDA promptly for each respective period. The Company agrees to calculate Asset Management EBITDA in good faith and in accordance with generally accepted accounting principles in the United States, as consistently applied by the Company. For purposes of this Agreement, “Asset Management EBITDA” shall mean the Business’s consolidated earnings before interest, taxes, depreciation and intangible and acquisition related stock amortization. Notwithstanding the foregoing, Asset Management EBITDA will exclude:

(a)	All compensation paid or payable to the Employee.

(b)	All corporate overhead expenses allocated to the Business with the understanding that in-house legal services agreed upon by the parties and provided and directly charged to the Business (including, but not limited to, legal expenses based on work performed by in-house counsel) will be separated out from the allocations.

(c)	All charges or costs that were incurred or recognized during the applicable period because of a restructuring of FAMCO or its business, any write downs or write offs of good will, and any write downs or write offs or legal contingencies and expenses associated with FAMCO’s business activities for the period of time before Employee became responsible for managing FAMCO.

(d)	All gains and losses based on realized and unrealized investments by the Company in the funds of the Business.

4. Confidentiality.

Employee will not, at any time (whether during or after the term of this Agreement, and notwithstanding any early termination hereof) or in any manner, either directly or indirectly, divulge, disclose or communicate to any person or entity in any manner whatsoever any confidential information relating to the business of the Company and its affiliates (including any person or entity controlling, controlled by or under common control with the Company). The term “confidential information” as used herein means all information of a business or other nature relative to the Company which information is not so generally known as to be part of the public domain, including, without limitation, the investment advice, methodologies, strategies, business plan and client lists of the Company and its affiliates. Anything herein to the contrary notwithstanding, the provisions of this Agreement shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, so long as a protective order is agreed to by the parties in connection with said litigation, arbitration or mediation, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Employee’s violation of this Section or (iv) as to information that is or becomes available to the Employee on a non-confidential basis from a source which is entitled to disclose it to the Employee.

5. Non-Disparagement.

During the Term and for one (1) year thereafter, Employee agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company (it being understood and agreed that any statements made in connection with performing his duties and obligations to the Company and its affiliates will not violate this Agreement). During the Term and for one (1) year thereafter, the Company agrees that it shall not, and it shall use its best efforts to ensure that each employee, officer and director of the Company and its subsidiaries do not make a public statement that is intended to or could reasonably be expected to disparage the Employee. Notwithstanding the foregoing, nothing in this Section shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the ARI Purchase and Sale Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

6. Additional Benefits.

While Employee is employed by the Company during the term of this Agreement, (i) Employee will continue to be eligible to receive the employee benefits identified in Paragraphs 2 and 3 of that certain letter agreement dated March 1, 2010 between the Company and Employee (the “March 2010 Letter Agreement”) and (ii) Employee’s other benefits, travel-related reimbursements and business expense reimbursements will be allowed in a manner consistent with current standards applicable to the Employee. Employee shall be entitled to participate in any equity, phantom stock or other similar plan or program that may developed for employees of the Business, subject to appropriate approval by the Compensation Committee of the Board of the Company as may be required based on the plan or program design or Employees’ status as an executive officer of the Company.

7. Tax Considerations.

The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation. Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder. This Agreement and the compensation payable hereunder is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Internal Revenue Code of 1986, as amended, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

8.	Notices.

Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Employee at the address reflected in the Company’s records and to the Company at its headquarters or principal place of business addressed to the attention of the Company’s chief executive officer. Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

9.	Severability.

Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

10.	Other Agreements.

This Agreement contains the entire agreement and understanding between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof, excluding those portions of the March 2010 Letter Agreement incorporated by reference herein pursuant to Section 6. There are no other understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

11.	Assignment.

Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company. The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, any successor to the business or assets of the Company shall be required to assume this Agreement. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

12.	Headings.

The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference. They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

13.	Amendment and Waiver.

Except as otherwise provided herein, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

14.	Survival of Provisions. Sections 3,4 and 5 of this Agreement shall survive the termination or expiration of this Agreement and the Employee’s employment with the Company to the extent necessary to give effect to their terms.

15.	Specific Performance.

Each party acknowledges and agrees that the other party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that either party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such party may be entitled under this Agreement or applicable law. In particular, each party recognizes and affirms that in the event Employee breaches this Agreement, money damages may be inadequate and the Company would have no adequate remedy at law, so that the Company will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and Employee’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

16.	Waiver of Right to Jury Trial; Governing Law.

The Company and Employee waive all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any matters contemplated by this Agreement. This Agreement is entered into under and the relationship between the parties shall be governed by the laws of the State of Delaware and shall be construed and interpreted thereunder, without giving effect to choice-of-law principles.

[Signature page follows]

IN WITNESS WHEREOF, Employee and the Company have caused this Agreement to be executed and delivered as of the date specified at the beginning of this Agreement.

EMPLOYEE

/s/ Brien M. O’Brien

PIPER JAFFRAY COMPANIES

By	/s/ Andrew S. Duff
Its Chairman and Chief Executive Officer